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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): December 27, 2000


                           DAMARK INTERNATIONAL, INC.
             (Exact name of Registrant as specified in its charter)



        MINNESOTA                  1-19902                   41-1551116
(State of Incorporation)   (Commission File Number)      (I.R.S. Employer
                                                         Identification No.)


                           7101 Winnetka Avenue North
                          Minneapolis, Minnesota 55428
                    (Address of principal executive offices)
                                   (Zip Code)

                                 (612) 531-0066
              (Registrant's telephone number, including area code)


                         EXHIBIT INDEX LOCATED AT PAGE 4

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ITEM 5.       OTHER EVENTS.

         On December 27, 2000, Damark International, Inc. announced that it will actively pursue a sale of the operations of its ClickShip Direct subsidiary that provides outsourcing of order fulfillment and customer care services to retailers, direct marketers and manufacturers. Substantial negative changes in capital market conditions - both equity and debt markets - prevented the company from obtaining sufficient capital to permit a spin-off to shareholders on an acceptable basis. The exit from the e-fulfillment business will be conducted with an eye toward preserving capital for Provell, the company's membership services business. While a sale of the ClickShip Direct subsidiary will be explored, there can be no assurance as to the exact exit strategy. Failure to sell the business would result in significant wind-down costs. The company intends to manage an exit from e-fulfillment to a conclusion by the end of the first quarter of 2001.

         In a related development, the company also announced the sale of its 720,000 square foot fulfillment center for $22.0 million. ClickShip Direct has agreed to a two-year lease back of 471,000 square feet, which is the space currently utilized for its order fulfillment and customer care business. Damark has guaranteed the obligations of ClickShip Direct under the lease and a security deposit of $1.9 million was paid to the landlord. The proceeds of the sale were $11.7 million after payment of the construction loan for the recently completed expansion of the facility, of which $10 million was applied to the company's revolving credit facility. The company estimates a pre-tax loss of approximately $2.5 million on the sale of the fulfillment center.

ITEM 7.       FINANCIAL STATEMENTS AND EXHIBITS.

(c)      Exhibits

         Exhibit No.                 Description of Exhibit
         -----------                 ----------------------
                99.1          Press Release dated December 27, 2000


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                                    SIGNATURE

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on it behalf by the undersigned, thereunto duly authorized.

                                    DAMARK INTERNATIONAL, INC.


Dated:  December 28, 2000           By
                                      --------------------------------------
                                      Mark A. Cohn
                                      Chairman and Chief Executive Officer


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                                  EXHIBIT INDEX


         Exhibit No.                 Description of Exhibit
         -----------                 ----------------------

                99.1          Press Release dated December 27, 2000


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